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                         INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Shareholders
FC Banc Corp. and Subsidiary
Bucyrus, Ohio


     We have audited the accompanying balance sheets of FC Banc Corp. and Subsidiary as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the re-sponsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FC Banc Corp. and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.



                                                 ROBB, DIXON
                                           FRANCIS, DAVIS, ONESON
                                                 & COMPANY

Granville, Ohio
February 7, 1997